UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 18, 2006

IONATRON, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-14015	77-0262908
(Commission File Number)	(IRS Employer Identification No.)

3716 East Columbia, Tucson, Arizona	85714
(Address of Principal Executive Offices)	(Zip Code)

(520) 628-7415

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 3.02.  Unregistered Sales of Equity Securities.

On August 18, 2006, Ionatron, Inc. (the “Company”) entered into an employment agreement with Dana A. Marshall that provides for Mr. Marshall’s employment as the Company’s President and Chief Executive Officer at an annual base salary of $250,000. The agreement provides for Mr. Marshall to receive a signing bonus of $15,000 and for his eligibility to receive during each employment year during the term of the Agreement an annual incentive bonus (“Incentive Bonus”) in each calendar year of up to 50% of his base salary (except for the 2006 fiscal year where the Incentive Bonus will be determined by the Compensation Committee) if the Company achieves goals and objectives established by the Compensation Committee.

Mr. Marshall is also entitled to customary benefits, including participation in employee benefit plans, and reasonable travel and entertainment expenses, as well as a temporary housing allowance. The employment agreement provides that if his employment is terminated without cause, Mr. Marshall will receive an amount equal to his base salary then in effect for a period of six (6) months plus the pro rata portion of any Incentive Bonus earned in any employment year through the date of his termination. The Company may, terminate the employment agreement without cause, and Mr. Marshall may terminate the employment agreement, in each case, upon thirty (30) days written notice.

Pursuant to the agreement and as an inducement to his joining the Company, on August 18, 2006, Mr. Marshall was also granted Non-Qualified Stock Options outside of a stockholder approved plan to purchase 800,000 shares of the Company's common stock, par value $0.001 per share, with an exercise price equal to $6.30, the closing sale price of the common stock on August 17, 2006, which was the most recent sale price prior to the grant. The options become exercisable as to (i) 200,000 shares on August 18, 2007, (ii) an additional 200,000 shares on August 18, 2008; (iii) an additional 200,000 shares on August 18, 2009 and (iv) the remaining 200,000 shares on August 18, 2010. The options expire on August 18, 2011, subject to earlier expiration under certain conditions. The unvested portion of these options will automatically vest upon a change in control.

The options granted to Mr. Marshall were issued in private transactions pursuant to exemptions from registration under Section 2(a)(3) or Section 4(2) of the Securities Act of 1933, as amended.

On August 18, 2006, the Company’s Board of Directors approved payments to each of James A. McDivitt and James K. Harlan as director compensation for their respective service as members of the Board at the rate of $50,000 per year, retroactive to January 1, 2006.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 18, 2006, the Board of Directors of the Company appointed Dana A. Marshall as the Company’s President and Chief Executive Officer and a Class I member of the Company’s Board of Directors, succeeding Thomas Dearmin, who was elected Vice Chairman of the Company and will continue to serve as a director of the Company with special responsibilities for strategic planning.

The description of Mr. Marshall’s employment agreement contained in Item 1.01 of this Form 8-K is incorporated by reference into this Item 5.02.

Mr. Marshall has over 20 years of experience in the laser and optical technologies in the aerospace and defense industries. Most recently, he served as Vice President, Optical Systems SBU of Zygo Corporation, a publicly traded company, from September 2004 through March 2006. From June 2003 through August 2005, Mr. Marshall owned and operated Infusafe LLC, a partner in a venture to develop and market designs for pharmaceutical packaging, and from June 2001 to September 2003, Mr. Marshall managed his income properties through Cricklewood Realty LLC. From 1993 through 2000, Mr. Marshall was Chief Executive Officer, President and Chairman of the Board of Cutting Edge Optronics, Inc., a developer and manufacturer of high power solid state and semiconductor lasers which he founded in 1993, developed and sold to TRW Incorporated in 2004. Before founding Cutting Edge Optronics, Mr. Marshall’s career included substantial positions in strategic planning and program management, at major defense companies, including serving as Program Manager, Lasers and Electronic Systems Division of McDonnell Douglas Corporation. Prior to joining McDonnell Douglas, Mr. Marshall began his defense industry career in 1982 at General Dynamics Corporation, and rose to become Manager of Strategic Planning at Corporate Headquarters.

Item 9.02. Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No. Description

99.1  Draft of Press Release to be issued by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IONATRON, INC.
(Registrant)

By: /s/ Kenneth Wallace
Kenneth Wallace
Chief Operating Officer and Chief Financial
Officer

Date: August 18, 2006